UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 14, 2012

Tech Data Corporation

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Tech Data Drive

Clearwater, Florida 33760

(Address of principal executive offices, including zip code)

727-539-7429

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Notes

On September 14, 2012, Tech Data Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”), with J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as the representatives of the underwriters named in such agreement (the “Underwriters”), with respect to the offer and sale by the Company of $350 million aggregate principal amount of 3.750% Senior Notes due 2017 (the “Notes”). The Notes sold pursuant to the Underwriting Agreement were registered under the Company’s registration statement on Form S-3 (File No. 333-176665) (the “Registration Statement”). The closing of the sale of Notes occurred on September 21, 2012.

The Underwriting Agreement sets forth the specific terms of the Notes, including the public offering price and coupon rate and provides, among other things, that the Underwriters will purchase the Notes from the Company at the public offering price, less a discount of 0.600% for the Notes.

Underwriting Agreement

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters party to the Underwriting Agreement against certain liabilities arising out of or in connection with sale of the Notes, and for customary contribution provisions in respect of those liabilities.

The Underwriters and their affiliates have provided, and in the future may continue to provide, various financial advisory, cash management, investment banking, commercial banking and other financial services, including the provision of credit facilities, to the Company in the ordinary course of business for which they have received and will continue to receive customary compensation.

The foregoing description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached hereto as Exhibit 1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation.

As described under Item 1.01 above, pursuant to the Underwriting Agreement, the Company sold the Notes. The Notes were issued pursuant to an Indenture (the “Indenture”), dated as of September 21, 2012, between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Notes are senior unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Notes will bear interest at a per annum rate of 3.750%. The Company will pay interest on the Notes semi-annually in arrears on March 21 and September 21 of each year, beginning on March 21, 2013.

The Notes will mature on September 21, 2017. However, the Company, at its option, may redeem the Notes at any time in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate plus 50 basis points, plus accrued and unpaid interest up to the date of redemption.

The Indenture contains customary events of default. If an event of default under the Indenture occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of all the Notes to be immediately due and payable.

If a change of control triggering event occurs, the Notes are subject to repurchase by the Company at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase.

The foregoing description of the Indenture is qualified in its entirety by reference to the Indenture, which is attached hereto as Exhibit 4-A and incorporated herein by reference. The foregoing description of the Notes is qualified in its entirety by reference to the full text of the Form of Note, which is attached hereto as Exhibit 4-B and incorporated herein by reference.

Item 8.01.	Other Events.

On September 21, 2012, the Company issued a press release announcing the closing of the offering described above, a copy of which is attached hereto as Exhibit 99 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1	Underwriting Agreement, dated September 14, 2012, among Tech Data Corporation and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as representatives of the Underwriters

4-A	Indenture, dated as of September 21, 2012, between Tech Data Corporation and U.S. Bank National Association, as trustee

4-B	Form of 3.750% Note due 2017

5-A	Opinion of David R. Vetter, Senior Vice President, General Counsel and Secretary of Tech Data Corporation

5-B	Opinion of Cleary Gottlieb Steen & Hamilton LLP

12	Statement of Computation of Ratio of Earnings to Fixed Charges

23-A	Consent of David R. Vetter, Senior Vice President, General Counsel and Secretary of Tech Data Corporation (included in Exhibit 5-A)

23-B	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5-B)

99	Press release of Tech Data Corporation dated September 21, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TECH DATA CORPORATION

Date: September 21, 2012	/S/ JEFFERY P. HOWELLS
Jeffery P. Howells
Executive Vice President & Chief Financial Officer Tech Data Corporation